The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Paul Massoud The Mosaic Company 813-775-4260 paul.massoud@mosaicco.com

THE MOSAIC COMPANY REPORTS STRONG THIRD QUARTER 2021 RESULTS
•Third quarter net income of $372 million, adjusted EBITDA of $969 million
•Fourth quarter phosphate and potash realized prices expected to reflect material increases over the third quarter
•Repurchased 956,404 shares to date; raised 2022 annual dividend target by 50 percent; retired $450 million of long-term debt
TAMPA, FL, November 1, 2021 - The Mosaic Company (NYSE: MOS), reported net income of $372 million, or $0.97 per diluted share, for the third quarter of 2021. Adjusted EPS(1) was $1.35 and adjusted EBITDA(1) was $969 million. Gross margin was $865 million compared to $355 million a year ago, as all three operating segments benefited from higher prices and transformation efforts, partially offset by lower volumes. Reported earnings were negatively impacted by primarily non-cash notable items of $168 million.

“Mosaic's third quarter results were the strongest in more than a decade, as our business continues to realize the benefits of a favorable market amplified by our transformation efforts. From the acquisition and optimization of Mosaic Fertilizantes to the acceleration of our Esterhazy K3 potash mine and the recent restart of the Colonsay potash mine, Mosaic has evolved into a business that we believe can deliver results throughout the cycle,” said Joc O’Rourke, President and CEO. "These efforts are generating significant free cash flow, which we are using to strengthen the balance sheet and invest in the business, while returning capital to investors."

Highlights:
•Third quarter revenues were up 44 percent year-over-year to $3.4 billion, as stronger pricing more than offset lower volumes. Gross margins in the quarter were up 143 percent from the prior year period. The gross margin rate in the quarter was 25.3 percent, up from 14.9 percent in third quarter of 2020.
•The company generated $423 million in cash flow from operations during the quarter. Year-to-date cash flow from operations totaled $1.8 billion. Cash and equivalents totaled $843 million as of September 30, 2021.
•Repairs to address the impacts of Hurricane Ida at our Louisiana phosphate plants and the mechanical failure at our New Wales facility have proceeded in line with early expectations. Louisiana operations have now been restored to normal operating levels, and repairs at New Wales are nearly complete. Operating rates in the phosphates segment are expected to reach normalized levels during the fourth quarter.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•In October, the second production hoist at Esterhazy K3 entered service, one month ahead of schedule, and Colonsay successfully ramped up to its targeted annual run rate of approximately 1 million tonnes. Total potash production is expected to exceed recent historical levels by the end of the first quarter of 2022, as Esterhazy reaches full operation.
•Mosaic Fertilizantes achieved transformation benefits of $65 million in the third quarter. The segment has now exceeded its $200 million target, well ahead of 2023, by optimizing commercial positioning and addressing its cost structure. The North America business remains on schedule to reach its goal of a $500 million EBITDA benefit from transformation efforts by the end of 2023, having already achieved more than half through the third quarter of 2021.
•The company expects upward pricing momentum to continue, with about 90 percent of fourth quarter sales committed and priced, and some customers are now requesting commitments as far forward as the second quarter of 2022. Phosphate average realized prices in the fourth quarter are expected to be $55 to $65 per tonne higher than prices realized during the third quarter. Fourth quarter phosphate raw material costs per finished tonne are expected to be $5 to $10 higher than third quarter costs. Potash average realized prices are expected to be $110 to $130 per tonne higher than third quarter realized prices.
•The company continues to allocate capital across its three priorities:
•Mosaic strengthened its balance sheet by retiring $450 million of long-term debt in August.
•Mosaic's Board of Directors approved a 50 percent increase to the targeted annual dividend, to $0.45 per share, effective with the next declaration, which is expected to be in December 2021. The company also began to execute its recently expanded share repurchase program, repurchasing 956,404 shares at an average price of $35.72 per share through October 31.
•Growth investment in the business is expected to total approximately $450 million in 2021, reflecting the acceleration of Esterhazy K3 development, reserve additions for a mine extension at South Fort Meade, and high returning opportunistic projects throughout the business. Capital expenditures were $340 million in the third quarter and are expected to total $1.3 billion for the full year.

Third Quarter Segment Results

Potash Results*	3Q 2021	2Q 2021	3Q 2020
Sales Volumes million tonnes	1.8	2.3	2.3
MOP Selling Price(2)	$290	$243	$170
Gross Margin (GAAP) per tonne	$131	$93	$48
Adjusted Gross Margin (non-GAAP) per tonne(1)	$131	$100	$56
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)
Net sales in the Potash segment totaled $589 million for the third quarter, up from $464 million one year ago, due to higher prices partially offset by lower volumes. Gross margin for the second quarter was $236 million compared to $108 million for the same period a year ago.
Third quarter sales volumes were down 456,000 compared to the prior year quarter, reflecting low inventories and lower production volumes as a result of the June closure of the Esterhazy K1 and K2 shafts. Sales volumes are expected to return to more normal levels of approximately 2 million tonnes in the fourth quarter. In October, the second production hoist at Esterhazy K3 entered service, one month ahead of schedule, and Colonsay successfully ramped up to its targeted annual run-rate of approximately 1 million tonnes. Total potash production is expected to exceed recent historical levels by the end of the first quarter of 2022, as Esterhazy reaches full operation.

MOP cash costs were $72 per tonne in the third quarter, compared to $52 per tonne in the prior year quarter, primarily reflecting the lower operating rate from both the early closure of Esterhazy K1 and K2 and the initial startup of Colonsay. Cash costs per tonne were also negatively impacted by the strengthening Canadian dollar.

Mosaic Fertilizantes Results*	3Q 2021	2Q 2021	3Q 2020
Sales Volumes million tonnes	3.4	2.3	3.6
Brazil MAP Selling Price(3)	$622	$589	$366
Average Finished Product Selling Price (destination)	$524	$442	$318
Gross Margin (GAAP) per tonne	$99	$78	$49
Adjusted Gross Margin (non GAAP) per tonne(1)	$98	$81	$49
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(3)Average MAP selling price (Brazil production, delivered price to third party customers)
Net sales in the Mosaic Fertilizantes segment were $1.8 billion for the third quarter, up from $1.1 billion in the prior year period due to higher year-over-year prices, partially offset by lower volumes. Higher costs of goods sold reflect raw material cost increases, including purchased nitrogen and potash products for distribution, as well as sulfur and ammonia for phosphate production. Gross margin was $332 million, compared to $177 million for the same period a year ago, primarily as a result of improved pricing and transformation benefits, partially offset by higher raw material costs, inflationary pressures on production costs, lower volumes, and unfavorable foreign currency impacts.
Lower production volumes in phosphate mines combined with local currency inflation negatively impacted costs, but much of the impact was mitigated by transformation benefits. The company expects mined volumes to revert to normal levels in the fourth quarter, and conversion rates to remain above 90 percent.

Phosphates Results*	3Q 2021	2Q 2021	3Q 2020
Sales Volumes million tonnes	1.8	2.0	2.1
DAP Selling Price(4)	$605	$544	$307
Gross Margin (GAAP) per tonne	$198	$156	$11
Adjusted Gross Margin (non-GAAP) per tonne(1)	$208	$156	$11
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)
Net sales in the Phosphates segment were $1.3 billion for the third quarter of 2021, up from $745 million in the prior year period, due to higher year-over-year prices, partially offset by lower volumes. Gross margin was $364 million, compared to $22 million for the same period a year ago, as improved pricing was partially offset by lower volumes and higher raw material costs. Gross margin per tonne was $198 compared to $11 in the prior-year period.
Production of finished phosphates totaled 1.7 million tonnes, down 15 percent year-over-year, and sales volumes totaled 1.8 million tonnes, down 11 percent year-over-year, reflecting a 70 percent operating rate as a result of the previously announced impact of Hurricane Ida and an equipment failure at New Wales. Operations in Louisiana have been restored to full capacity rates and repairs at New Wales are nearly complete. Looking ahead, we expect fourth quarter sales to be in the range of 1.8 to 1.9 million tonnes, in line with production, and returning to normalized levels in early 2022.
The price of ammonia realized in cost of goods sold increased to $424 per tonne during the quarter, up $151 per tonne from the prior year period. The realized cost was well below the $608 per tonne average spot price in the quarter reflecting the benefits of internal production and the long-term, natural gas-based CF Industries ammonia contract. Roughly two-thirds of our ammonia consumption reflect production economics, providing us with a competitive advantage. The company is receiving the maximum volume of ammonia, approximately 720,000 tonnes per year, under the CF contract.
Cash costs of conversion in the segment totaled $68 per tonne, up from $63 per tonne in the prior year period, reflecting the quarter's lower operating rate. Cash costs of mined rock were $41 per tonne up from $39 per tonne in the prior year period due to turnarounds.
Other
Selling, general, and administrative costs (SG&A) were $98 million, flat from the year-ago period, and include continued spending on our strategic priorities, including transformation and technology projects.
Total Asset Retirement Obligation cash spending in the quarter was $38 million, which continued to reflect spending related to the Plant City closure.
The effective tax rate during the quarter was 31.9 percent, reflecting the shift in earnings in the quarter toward higher tax jurisdictions. The company expects an effective rate for full year 2021 in the mid-20 percent range under current tax laws and regulations.
Market Outlook and Key Assumptions
Strong agricultural commodity pricing trends are expected to continue driving demand for fertilizers through the end of the year and into 2022. Rising input costs have narrowed grower profitability, but farmer economics in most global growing regions remain attractive as a result of strong crop demand and favorable weather. In North America, Brazil and China, domestic crop prices continue to justify nutrient application to drive higher yields, while in India, the recently increased government subsidy rate for fertilizer is expected to improve importer economics and increase availability of phosphates.
China's domestic phosphate industry is undergoing significant change as growing industrial phosphate demand competes with agricultural applications. Through the first nine months of 2021, China's phosphate exports totaled 10 million tonnes, up 45% from the prior year period, but exports are expected to slow in the fourth quarter and into 2022 as a result of the directive from China's National Development and Reform Commission limiting new export commitments in order to ensure adequate supply is available for China's domestic demand. We expect fourth quarter exports to be down from last year, leaving total 2021 exports to end the year up 1.0 to 1.5 million tonnes from 2020 levels.
In potash, low inventories in India, down 59% year over year, and China, down 26% year over year, suggest the potential for early settlement of contracts for 2022. In the U.S. and Brazil, demand remains solid though we expect the pace of growth to slow in 2022. In Southeast Asia, strong palm oil prices are expected to drive significant demand growth.
Approximately 90 percent of expected fourth quarter phosphate and potash segment sales are already priced. In phosphates, the company expects to realize fourth quarter price improvements of $55 to $65 per tonne over the third quarter. Fourth quarter per tonne raw material costs are expected to be $5 to $10 higher than the third quarter. Potash prices in the fourth quarter are expected to be $110 to $130 per tonne higher than third quarter average realized prices.

The company provided the following modeling assumptions for the full year 2021:

Modeling Line Items	Full Year 2021
Depreciation, Depletion & Amortization	$800 - $820 million
Selling, General, and Administrative(1)	$390 - $410 million
Net Interest Expense	$160 - $170 million
Effective tax rate(2)	Mid 20’s %
(1)Mark-to-market adjustments on equity-based incentive compensation may drive further changes to SG&A expectations.
(2)The company expects cash taxes for the full year 2021 to be approximately $215 million, dependent upon earnings levels and geographic mix.

Capital Expenditures Expectations	$ in Billions
Sustaining Capital	$0.80-$0.85
Growth Capital	$0.45
Total Capital	~$1.3
.
Sensitivities Table Using 2020 Cost Structure
The company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2020 adjusted EBITDA of $1.56 billion. The company hedges approximately 50 percent of its Brazilian real exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2020 Actual
Average MOP Price / tonne (fob mine)(3)	$10/mt price change = $65 million (2)	$181
Average DAP Price / tonne (fob plant)(3)	$10/mt price change = $105 million	$310
Average BRL / USD	0.10 change, unhedged = $13 million(4)	5.15
Average CAD / USD	0.01 change, unhedged = $13 million	1.35
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax
(3) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(4) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, November 2, 2021, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 678-825-8336 Conference ID# 5571319. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended December 31, 2019, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.38):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(100)	$25	$(0.19)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(26)	6	(0.05)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	3	(0.03)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(19)	(0.05)
ARO Adjustment	Phosphates	Other operating income (expense)	(13)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	3	(1)	0.01
Hurricane Ida recovery	Phosphates	Cost of goods sold/Other income (expense)	(18)	5	(0.03)
Total Notable Items			$(168)	$23	$(0.38)

For the three months ended September 30, 2020, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.25):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$6	$(2)	$0.01
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	25	(10)	0.03
Legal contingencies	Mosaic Fertilizantes	Other operating income (expense)	(8)	3	(0.01)
Accelerated depreciation	Potash	Cost of goods sold	(19)	7	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	4	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(6)	2	(0.01)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	6	(2)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(2)	(0.01)
ARO adjustment	Phosphates	Other operating income (expense)	(73)	28	(0.12)
Tax Rate Adjustment	Consolidated	(Provision for) benefit from income taxes	—	(14)	(0.04)
ARO adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	—
New Wales environmental reserve	Phosphates	Other operating income (expense)	(35)	14	(0.05)
Integration costs	Consolidated	Other operating income (expense)	$(7)	$3	$(0.01)
Total Notable Items			$(125)	$32	$(0.25)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$3,418.6	$2,381.5	$8,516.4	$6,224.3
Cost of goods sold	2,554.1	2,026.4	6,464.7	5,570.8
Gross margin	864.5	355.1	2,051.7	653.5
Selling, general and administrative expenses	97.7	97.6	307.0	260.6
Mine closure costs	—	—	158.1	—
Other operating expense	65.2	159.0	87.8	274.8
Operating earnings	701.6	98.5	1,498.8	118.1
Interest expense, net	(47.8)	(43.0)	(130.1)	(133.4)
Foreign currency transaction gain (loss)	(100.1)	5.8	(34.8)	(174.3)
Other income	0.6	4.7	5.0	11.6
Earnings (loss) from consolidated companies before income taxes	554.3	66.0	1,338.9	(178.0)
Provision for (benefit from) income taxes	176.6	38.1	352.2	(97.6)
Earnings (loss) from consolidated companies	377.7	27.9	986.7	(80.4)
Equity in net (loss) of nonconsolidated companies	(1.2)	(32.5)	(13.2)	(82.3)
Net earnings (loss) including noncontrolling interests	376.5	(4.6)	973.5	(162.7)
Less: Net earnings (loss) attributable to noncontrolling interests	4.6	1.6	7.7	(0.9)
Net earnings (loss) attributable to Mosaic	$371.9	$(6.2)	$965.8	$(161.8)
Diluted net earnings (loss) per share attributable to Mosaic	$0.97	$(0.02)	$2.52	$(0.43)
Diluted weighted average number of shares outstanding	383.2	379.1	383.0	379.0

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$842.8	$574.0
Receivables, net, including affiliate receivables of $247.8 and $144.8, respectively	1,081.5	881.1
Inventories	2,273.6	1,739.2
Other current assets	401.2	326.9
Total current assets	4,599.1	3,521.2
Property, plant and equipment, net of accumulated depreciation of $8,040.9 and $8,106.8, respectively	12,269.2	11,854.3
Investments in nonconsolidated companies	671.1	673.1
Goodwill	1,171.7	1,173.0
Deferred income taxes	1,003.1	1,179.4
Other assets	1,367.3	1,388.8
Total assets	$21,081.5	$19,789.8
Liabilities and Equity
Current liabilities:
Short-term debt	$0.1	$0.1
Current maturities of long-term debt	47.0	504.2
Structured accounts payable arrangements	734.3	640.0
Accounts payable	1,041.5	769.1
Accrued liabilities	1,671.6	1,233.1
Total current liabilities	3,494.5	3,146.5
Long-term debt, less current maturities	3,947.7	4,073.8
Deferred income taxes	1,048.4	1,060.8
Other noncurrent liabilities	2,009.7	1,753.5
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized,390,779,441 shares issued and 379,267,122 shares outstanding as of September 30, 2021, 389,974,041 shares issued and 379,091,544 shares outstanding as of December 31, 2020	3.8	3.8
Capital in excess of par value	866.0	872.8
Retained earnings	11,419.1	10,511.0
Accumulated other comprehensive loss	(1,868.5)	(1,806.2)
Total Mosaic stockholders' equity	10,420.4	9,581.4
Noncontrolling interests	160.8	173.8
Total equity	10,581.2	9,755.2
Total liabilities and equity	$21,081.5	$19,789.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash Flows from Operating Activities:
Net cash provided by operating activities	$422.7	$340.6	$1,756.6	$1,344.2
Cash Flows from Investing Activities:
Capital expenditures	(340.0)	(265.1)	(925.8)	(785.8)
Purchases of available-for-sale securities - restricted	(122.8)	(150.7)	(323.3)	(499.2)
Proceeds from sale of available-for-sale securities - restricted	117.1	148.5	303.2	489.5
Purchases of held-to-maturity securities	(2.4)	—	(3.2)	(0.7)
Proceeds from sale of held-to-maturity securities	—	0.9	0.8	1.7
Other	(2.9)	(0.7)	17.7	(0.2)
Net cash used in investing activities	(351.0)	(267.1)	(930.6)	(794.7)
Cash Flows from Financing Activities:
Payments of short-term debt	—	(511.2)	(25.0)	(1,332.7)
Proceeds from issuance of short-term debt	—	122.3	25.0	1,517.3
Payments of structured accounts payable arrangements	(333.0)	(146.4)	(675.7)	(848.0)
Proceeds from structured accounts payable arrangements	235.2	355.7	762.7	721.0
Proceeds from long-term debt	—	4.7	—	4.7
Collections of transferred receivables	121.6	—	310.3	—
Payments of transferred receivables	(102.2)	—	(262.8)	—
Payments of long-term debt	(466.0)	(19.5)	(594.7)	(50.9)
Repurchases of stock	(20.0)	—	(20.0)	—
Cash dividends paid	(28.4)	(18.9)	(75.9)	(56.8)
Dividends paid to non-controlling interest	(19.5)	(0.5)	(19.5)	(0.5)
Other	(6.0)	(4.7)	(3.1)	(5.0)
Net cash used in financing activities	(618.3)	(218.5)	(578.7)	(50.9)
Effect of exchange rate changes on cash	(32.1)	(1.5)	17.0	(85.8)
Net change in cash, cash equivalents and restricted cash	(578.7)	(146.5)	264.3	412.8
Cash, cash equivalents and restricted cash - beginning of period	1,437.4	1,091.6	594.4	532.3
Cash, cash equivalents and restricted cash - end of period	$858.7	$945.1	$858.7	$945.1

	Nine months ended

	September 30, 2021	September 30, 2020
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$842.8	$923.0
Restricted cash in other current assets	8.6	8.2
Restricted cash in other assets	7.3	13.9
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$858.7	$945.1

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Mosaic	$371.9	$(6.2)	$965.8	$(161.8)
Basic weighted average number of shares outstanding	379.8	379.1	379.6	379.0
Dilutive impact of share-based awards	3.4	—	3.4	—
Diluted weighted average number of shares outstanding	383.2	379.1	383.0	379.0
Basic net income (loss) per share attributable to Mosaic	$0.98	$(0.02)	$2.54	$(0.43)
Diluted net income (loss) per share attributable to Mosaic	$0.97	$(0.02)	$2.52	$(0.43)
Notable items impact on net income (loss) per share attributable to Mosaic	0.38	0.25	0.57	0.72
Adjusted diluted net income (loss) per share attributable to Mosaic	$1.35	$0.23	$3.09	$0.29

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended September 30,
2021
Consolidated net earnings attributable to Mosaic	$372
Less: Consolidated interest expense, net	(48)
Plus: Consolidated depreciation, depletion and amortization	186
Plus: Accretion expense	17
Plus: Share-based compensation (income) expense	5
Plus: Consolidated provision for (benefit from) income taxes	177
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	(1)
Plus: Notable items	163
Adjusted EBITDA	$969

	Three months ended
Potash Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2021	2021	2020
Gross margin / tonne	$131	$93	$48
Notable items in gross margin / tonne	—	7	8
Adjusted gross margin / tonne	$131	$100	$56

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2021	2021	2020
Gross margin / tonne	$99	$78	$49
Notable items in gross margin / tonne	(1)	3	—
Adjusted gross margin / tonne	$98	$81	$49

	Three months ended
Phosphates Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2021	2021	2020
Gross margin / tonne	$198	$156	$11
Notable items in gross margin / tonne	10	—	—
Adjusted gross margin / tonne	$208	$156	$11